Exhibit 10.20

Aegle Care (Holdings) Limited

EMI Option Scheme

Adopted on 16 December 2014

Osborne Clarke

2 Temple Back East

Temple Quay

Bristol BS1 6EG

Tel: +44 117 917 3000

Fax: +44 117 917 3005

Ref: SEH/1017243/23435823/SEH

Contents

1.	Definitions and interpretation	1
2.	Purpose	3
3.	Qualification requirements	4
4.	Grant of Option	5
5.	Rights to exercise Options	6
6.	Procedures to exercise Options	9
7.	Release of Options	10
8.	Adjustment of Options	10
9.	Taxation	10
10.	Administration and amendment	11
11.	General	11
Letter Notifying Grant		14
Share Option Certificate		16

Rules of the Aegle Care (Holdings) Limited

EMI Option Scheme

1.	Definitions and interpretation

1.1	In this Scheme, unless the context otherwise requires, the following definitions shall apply:

“Associated Company” has the meaning set out in section 449 Corporation Tax Act 2010.

“Board” means the board of directors of the Company or a duly authorised committee of the board.

“CSOP Option” means a right to acquire shares under a scheme approved under Schedule 4 to the Taxes Act.

“Company” means Aegle Care (Holdings) Limited (Company No. 09198288).

“Company Reorganisation” has the meaning set out in paragraph 39, Schedule 5.

“Compulsory Acquisition Event” means any event as a result of which any person or group of persons acting in concert becomes bound or entitled to acquire shares in the Company under sections 979 - 982, Companies Act 2006.

“Control” has the meaning set out in section 995 Income Tax Act.

“Date of Grant” means the date on which an Option is granted pursuant to rule 4.5.

“EMI Option” means an enterprise management incentive option which is a qualifying option for the purposes of Schedule 5.

“Eligible Employee” means an individual who:

(a)	is an employee of the Company or any Qualifying Subsidiary;

(b)	whose committed time amounts to:

(i)	at least 25 hours a week, or

(ii)	if less, 75% of his working time; and

(c)	does not have a material interest in the Company or any Qualifying Subsidiary;

provided that “committed time”, “working time” and “material interest” shall be as defined in paragraphs 26, 27 and 29, Schedule 5.

“Employee’s Contributions” means an employee’s primary Class 1 national insurance contribution or any equivalent social security liability in any jurisdiction outside England and Wales.

“Employees’ Share Scheme” has the meaning set out in section 1166 Companies Act 2006.

“Employer’s Contributions” means an employer’s secondary Class 1 national insurance contributions or any equivalent social security liability in any jurisdiction outside England and Wales.

“Exercise Date” has the meaning set out in rule 6.2.

“Exercise Price” means the price payable per Share on the exercise of an Option, not being less than the nominal value of a Share.

“Group Company” means any company within the group of companies comprising the Company and its Qualifying Subsidiaries.

“Income Tax Act” means the Income Tax Act 2007.

“Income Tax Liability” means any income tax which is PAYE income for the purposes of section 683 Taxes Act (or the equivalent in any jurisdiction outside England & Wales).

“Listing” means the listing or admission of any part of the ordinary share capital of the Company on the Alternative Investment Market or the Official List of the London Stock Exchange or its admission to any other recognised investment exchange as defined in section 1005 Income Tax Act.

“Market Value” means in relation to a Share, its market value for the purposes of paragraphs 55 and 56, Schedule 5.

“National Insurance Contribution Liability” means any national insurance contributions which fall to be paid to HM Revenue & Customs by the Company (or the relevant employing Group Company) under the modified PAYE system as it applies for national insurance purposes under the Social Security Contributions and Benefits Act 1992 and regulations referred to in it (or the equivalent in any jurisdiction outside England and Wales).

“New Holding Company” means a company which has the same (or substantially the same) shareholders holding the same (or substantially the same) proportionate shareholdings as the shareholders of the Company immediately before its creation.

“Option” means a right granted under this Scheme to acquire Shares or where applicable, a replacement option as defined in paragraph 41, Schedule 5.

“Option Holder” means a person to whom an Option has been granted under the Scheme or, where applicable, the legal personal representatives of such a person.

“Ordinary Shares” means shares comprising the ordinary share capital of the Company as defined in section 989 Income Tax Act.

“Qualifying Subsidiary” means any company which is a qualifying 51% subsidiary in relation to the Company according to the requirements of paragraph 11, Schedule 5.

“Reconstruction” means a compromise or arrangement which the court sanctions under section 899 Companies Act 2006

“Sale” means:

(a)

the transfer of an interest in ordinary shares in the capital of the Company conferring in aggregate more than 50% of the total voting rights conferred by all such ordinary shares for the time being in issue or, in the absolute discretion of the Board, otherwise by which there is a change in Control of the Company; or

(b)	the completion of an agreement whereby any person, firm or company becomes bound to purchase the whole or substantially the whole of the Company’s undertaking, business and assets.

“Schedule 5” means Schedule 5 to the Taxes Act.

“Scheme” means this scheme being the Aegle Care (Holdings) Limited EMI Option Scheme approved by a resolution of the Board dated • 2014 or as subsequently amended in accordance with rule 10.

“Shares” means A ordinary shares of $0.001 each in the capital of the Company which satisfy the requirements of paragraph 35, Schedule 5 and which, where applicable, includes replacement shares as defined in Part 4, Schedule 7D of TCGA 1992.

“Taxes Act” means the Income Tax (Earnings and Pensions) Act 2003.

“Tax Liabilities” has the meaning contained in rule 9.4.

“TCGA” means the Taxation of Chargeable Gains Act 1992.

“Unvested Option” means, on any date, that part of an Option that has not vested in accordance with these Rules and the Vesting Schedule.

“Vests” means a right to exercise has arisen and “Vesting” shall be construed accordingly.

“Vested Option” means, on any date, that part of an Option that has vested in accordance with these Rules and the Vesting Schedule.

“Vesting Schedule” means the table showing the dates on which an Option vests and becomes exercisable and the number of shares over which the Option may then be exercised as set out in rule 5.2 or any other vesting schedule or vesting events determined by the Board pursuant to rule 5.3.

1.2	In this Scheme, unless the context otherwise requires:

(a)	words in the singular include the plural and vice versa and words in one gender include any other gender;

(b)	a reference to a statute or statutory provision includes:

(i)	any subordinate legislation (as defined in section 21(1), of the Interpretation Act 1978) made under it;

(ii)	any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii)	any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it;

(c)	a reference to rules is to rules in these Rules and references to sub-rules are to sub- rules in which they appear; and

(d)	the table of contents and headings are inserted for convenience only and shall not affect the interpretation of these Rules.

2.	Purpose

2.1	These Rules set out the terms by which the Board may grant Options which are intended to take effect as EMI Options, being Options that shall be granted:

(a)	to selected Option Holders for the purpose of retaining their services;

(b)	for genuine commercial reasons; and

(c)	not as part of a scheme or arrangement the main purpose, or one of the main purposes of which, is the avoidance of tax.

2.2	While an Option is intended to take effect as an EMI Option, no warranty is given by the Company that it will in fact qualify as an EMI Option.

3.	Qualification requirements

3.1	An Option Holder shall be an Eligible Employee at the Date of Grant of an Option.

3.2

The £250,000 maximum entitlement requirement set out in paragraph 5, Schedule 5 (or such other amount as may be specified by Schedule 5) shall apply to the grant of an Option. If the aggregate Market Value of the Shares granted to an Option Holder under an Option (together with the sum of the Market Values referred to in rule 3.3 where applicable) exceeds the maximum entitlement such Option shall take effect so that:

(a)	it is a qualifying option under Schedule 5 in respect of such number of Shares as does not cause the maximum entitlement requirement to be exceeded; and

(b)	it is an unapproved option for the purposes of section 476, Taxes Act in respect of the balance of the Shares.

3.3	The amounts referred to in rule 3.2 are:

(a)	the Market Value, measured at the time the option was granted, of all shares under option held by the Option Holder under any unexercised EMI Option; and

(b)

the market value calculated in accordance with paragraph 5, Schedule 5 and measured at the time the CSOP Option was granted, of all shares under option held by the Option Holder under any unexercised CSOP option, provided that any options that have been released, lapsed or have become incapable of exercise shall be disregarded.

3.4

The 3 year maximum entitlement requirement set out in paragraph 6, Schedule 5 shall apply to the grant of an Option. If an Option Holder has been granted EMI Options over Shares with a total Market Value of £250,000 (or such other amount as may be specified by paragraph 5, Schedule 5), whether or not those EMI Options have been exercised or released, any further Option granted to the Option Holder shall not be an EMI Option (but shall be an unapproved option subject to section 476 Taxes Act) if the Date of Grant of that Option is less than three years after the date of grant of the last EMI Option that falls within this rule 3.4.

3.5

Paragraph 7, Schedule 5 (maximum value of shares over which unexercised options exist must not exceed £3 million, or such other amount as may be specified by Schedule 5) shall apply to the grant of an Option. If the grant of an Option under this Scheme causes that limit to be exceeded, that Option shall take effect so that:

(a)	it is a qualifying option under Schedule 5 in respect of such number of Shares as does not cause the limit to be exceeded; and

(b)	it is an unapproved option for the purposes of section 476, Taxes Act in respect of the balance of the Shares.

3.6

If any of the qualification requirements as set out in Schedule 5 are not met at the Date of Grant or on the occurrence of a disqualifying event under sections 533 to 539 Taxes Act, the Option shall continue as a legally valid option contract between the Company and the Option Holder subject to the provisions of these Rules, including in particular the provisions as to taxation in rules 9.2 to 9.5.

4.	Grant of Option

4.1	The Board may at any time grant Options to such Eligible Employees as it, in its absolute discretion, thinks fit.

4.2

When granting an Option the Board may specify conditions which, unless otherwise stated in these Rules, must be satisfied prior to the exercise of the Option. The Board may in its absolute discretion amend or waive the conditions relating to a particular Option or part of an Option if events happen which cause the Board reasonably to consider that it would be fairer so to amend or waive the conditions to ensure that they achieve their original purpose, provided that any amended conditions are neither no more nor no less difficult to achieve than those previously imposed.

4.3

As soon as reasonably practicable after the Board has resolved to grant an Option pursuant to rule 4.1 the Company shall issue to the Option Holder a letter enclosing an Option certificate (which forms the written agreement between the Company and the Option Holder for the purposes of Schedule 5) in such form as the Board may determine , specifying:

(a)	the number of Shares subject to the Option;

(b)	the Exercise Price;

(c)	the Date of Grant;

(d)	when the Option will ordinarily become exercisable and the number of shares over which the Option may then be exercised;

(e)

whether the Option Holder is required either to bear some or all of the cost of any Employer’s Contributions arising from the exercise of the Option or jointly to elect with the Company to transfer some or all of such liability to the Option Holder;

(f)	whether the Shares are restricted shares as defined in paragraph 37(5), Schedule 5; and

(g)	any conditions attaching to the exercise of the Option.

4.4

If the Option Holder does not execute the Option certificate as a deed and return it to the Company within the period of 30 days after the date on which the Board has resolved to grant the Option pursuant to rule 4.1 (or such longer period as the Board may determine), the Option shall automatically lapse at the end of such period.

4.5	For the avoidance of doubt, the Date of Grant shall be taken to be the day on which the execution of the option certificate as a deed is completed.

4.6

An Option shall be personal to the Option Holder and may not be transferred, assigned or charged. Any purported transfer (except a transfer to the Option Holder’s personal representatives on death), assignment, charge, disposal or dealing of the Option shall render the Option void and cause it to lapse. Each Option certificate shall carry a statement to this effect.

4.7	An Option shall be granted by way of deed or otherwise as the Board may determine. No cash payment shall be required in consideration of such grant.

4.8	No Option may be granted more than 10 years after the date on which the Scheme is adopted by a resolution of the Board.

4.9	On granting an Option:

(a)

the Company shall procure that the company which is the employer of an Option Holder at the relevant Date of Grant shall give to HM Revenue & Customs within 92 days of such date a notice complying with the requirements of paragraph 44, Schedule 5, which should include a declaration by a director or secretary of that company confirming that in that person’s opinion the requirements of Schedule 5 are met in relation to the Option and the information provided in the notice is to the best of that person’s knowledge and belief correct and complete; and

(b)

the Option Holder shall make and sign a declaration that the commitment of working time requirement in paragraph 26, Schedule 5 is satisfied in relation to the Option, such declaration to be retained by the employer company (and a copy provided to the Option Holder within 7 days of the date of signature of such declaration) in accordance with the requirements of paragraph 44, Schedule 5.

5.	Rights to exercise Options

5.1	Options may be exercised in accordance with the following provisions of this rule 5 and rule 6.

5.2	Except as provided elsewhere in this rule 5, or as the Board may at any time in its absolute discretion determine in exceptional circumstances, an Option may only be exercised:

(a)	if any conditions which apply to the Option under rule 4.2 have been fulfilled to the satisfaction of the Board or waived;

(b)	at a time when the Option Holder holds an office or employment with a Group Company; and

(c)	in accordance with the following Vesting Schedule:

Date	Vesting percentage

12 months after Date of Grant	25% of Shares under Option

24 months after Date of Grant	25% of Shares under Option

36 months after Date of Grant	25% of Shares under Option

48 months after Date of Grant	25% of Shares under Option

In the above Vesting Schedule the phrase “Shares under Option” shall refer to the total number of Shares under Option at the Date of Grant.

5.3

The Board may, in its absolute discretion, specify an alternative Vesting Schedule or other events upon which an Option may be exercised (and such alternative Vesting Schedule or other events shall be set out in, or attached in the form of a schedule to, the option certificate).

Sale or Reconstruction – Vested Options

5.4

Subject to rule 5.5, on a Sale or Reconstruction, provided that such event is not implemented in connection with a reorganisation which creates a New Holding Company, notwithstanding the Vesting Schedule accelerated Vesting shall apply, so that an Option Holder may exercise any Option held by him in full, during whichever of the following periods applies:

(a)	in the event of a Sale, the period beginning on the day before unconditional completion of the Sale and ending on completion of the Sale; or

(b)	in the event of a Reconstruction, the period beginning with the date on which the Court sanctions the Reconstruction and ending on the effective date of the Reconstruction,

after which, unless the Option Holder has released his Option under rule 7, it shall lapse.

5.5

Prior to a proposed Sale, the Board may give notice to Option Holders inviting Option Holders to exercise their Options within such period prior to the Sale as the Board may in its absolute discretion determine. If such notice is given, to the extent that any Option is not exercised within such period, it will lapse immediately thereafter.

Compulsory Acquisition Event – Vested Options

5.6

Where a Compulsory Acquisition Event arises, notwithstanding the Vesting Schedule accelerated Vesting shall apply, so that an Option Holder may exercise any Option held by him during the period of one month from the first date on which the acquirer for the purposes of the Compulsory Acquisition Event becomes bound or entitled to give a notice to acquire Shares, after which period, unless the Option Holder has released his Option under rule 7, it shall lapse.

Listing

5.7	On the occurrence of a Listing, vesting shall continue to be determined under rule 5.2 (or as otherwise determined by the Board) and the other provisions of this rule 5.

Early cessation of employment – Vested Options

5.8	Where an Option Holder ceases to hold any office or employment with a Group Company by reason of:

(a)	injury, disability or ill-health (such determination to be made by the Board); or

(b)	redundancy (within the meaning of the Employment Rights Act 1996); or

(c)

a Group Company ceasing to be under the Control of the Company or a business or part of a business being transferred to a company which is neither an Associated Company nor a company of which the Company has control, an Option Holder may exercise any Vested Option held by him during the period of 90 days after the date of cessation (or such longer period as the Board may allow), after which it shall lapse. Rule 5.10 shall apply to any Unvested Options.

Cessation of employment for other reasons – Vested Options

5.9

Where an Option Holder ceases to hold any office or employment with a Group Company in circumstances different to those provided for in rule 5.8 (including death) a Vested Option shall remain exercisable during the period of 90 days after the date of cessation (or such longer period as the Board may allow) after which it shall lapse provided that if the cessation derives from dismissal of the Option Holder for gross misconduct or other disciplinary reasons (as determined in the absolute discretion of the Board) a Vested Option shall lapse on the date of cessation or, if earlier, the date that notice of termination is given. Rule 5.10 shall apply to any Unvested Options.

Unvested Options

5.10

An Unvested Option shall lapse on a cessation of employment within rules 5.8 and 5.9 unless the Board determines in its absolute discretion prior to the date of cessation and gives notice to an Option Holder that either:

(a)

his Unvested Option shall remain in full force and effect and continue to Vest in accordance with the Vesting Schedule following cessation of employment and be exercised during the period or at the time specified by the Board; or

(b)	he may exercise his Unvested Option within such period and to such extent as the Board in its absolute discretion determines.

If such notice is given, the Option shall lapse to the extent unexercised at the end of any period for exercise specified by the Board.

Death

5.11	Where the Option Holder dies any Option held by him whether Vested or Unvested shall lapse on the date of death.

Voluntary winding-up

5.12

If notice is given to members of a resolution at a general meeting for the voluntary winding-up of the Company, except for the purposes of a Reconstruction, accelerated Vesting of the right to exercise an Option shall apply so that, notwithstanding the Vesting Schedule set out in rule 5.2 (or as otherwise determined by the Board), an Option Holder may exercise any Option held by him in full (but so that any exercise under this rule shall be conditional on such resolution being passed) at any time after the notice is given until the resolution is duly passed or defeated or the general meeting adjourned sine die, whichever shall first occur. If such resolution is passed the Option shall, to the extent unexercised, lapse.

Demerger

5.13

If a Group Company is, or is expected to be the subject of a demerger, dividend in specie or other transaction which the Board determines in its absolute discretion would materially affect the value of the Option, the Board may determine on a fair and reasonable basis that any Option Holder may exercise any Option held by him in respect of such proportion of the Shares under Option and during such period as the Board in its discretion determines and notifies to the Option Holder.

Lapse of Options

5.14	An Option will lapse to the extent it has not been exercised on the earliest to occur of the following:

(a)	the 10th anniversary of the Date of Grant;

(b)	the death of the Option Holder;

(c)

the passing of a resolution by the shareholders in respect of a creditor’s voluntary liquidation, the making by the Court of a winding up order, or the appointment of an administrator or receiver in respect of the Company;

(d)

the Option Holder being adjudicated bankrupt, making or proposing a voluntary arrangement under the Insolvency Act 1986 or otherwise being deprived (except on death) of the legal or beneficial ownership of the Option;

(e)	if applicable, the expiry of the relevant period referred to in rule 4.4;

(f)	the expiry of the relevant period referred to in this rule 5 and where more than one such period applies, the earliest to expire of those periods.

Meaning of ceasing employment

5.15	For the purposes of rules 5.8 and 5.9:

(a)

an Option Holder (including an Option Holder who is absent from work on paternity or parental leave) shall not be treated as ceasing to hold any office or employment until he no longer holds any office or employment with the Company or any Group Company or any Associated Company; and

(b)

an Option Holder who is absent from work on statutory and/or any enhanced contractual entitlement to maternity, paternity, adoption or parental leave shall not be deemed to have ceased holding any office or employment until he or she ceases to be entitled to exercise any statutory and/or contractual right to return to work.

6.	Procedures to exercise Options

6.1

An Option shall be exercised by notice in writing (in the form prescribed by the Board) given by the Option Holder to the Company in respect of all or some of the Shares comprised in the Option, and such notice shall be accompanied by:

(a)	the relevant option certificate (or an indemnity in respect of a lost option certificate);

(b)	if required by the Board, an election to transfer liability for Employer’s Contributions to the Option Holder (in the form prescribed by the Board and approved by HM Revenue & Customs); and

(c)

if required by the Board, if the Shares to be acquired on exercise of the Option are considered to be restricted securities as defined in Part 7, Chapter 2, Taxes Act (such determination to be in the sole discretion of the Board), a joint section 431, Taxes Act election (electing that the Market Value of the Shares acquired on exercise of the Option be calculated as if the Shares were not restricted securities), together with a remittance for the aggregate Exercise Price payable, unless the Company and the Option Holder agree that an alternative arrangement can be used to satisfy the Exercise Price.

6.2

Provided the conditions for exercise are satisfied, exercise of the Option shall be effective on the date of receipt or deemed receipt by the Company (as determined by rule 11.2) (the “Exercise Date”) of the documents referred to in rule 6.1.

6.3	As soon as reasonably practicable after the Exercise Date the Company shall:

(a)	allot and issue such Shares which are to be issued pursuant to the exercise of the Option; or

(b)	procure the transfer of such Shares which are to be transferred pursuant to the exercise of the Option,

to the Option Holder (or his nominee) and, subject to rule 6.4, cause to be registered in his name (or the name of his nominee) the number of Shares specified in the notice of exercise (as reduced in accordance with any alternative arrangement applicable under rule 7.1).

6.4	The Option Holder shall be responsible for any stamp duty arising on the transfer of Shares.

6.5	An Option may only be exercised in respect of a whole number of Shares, not a fraction of a Share.

6.6

When an Option is exercised only in part, the balance shall remain exercisable on the same terms as originally applied to the whole Option and an endorsement to that effect shall be noted on the Option Certificate as soon as reasonably practicable after the partial exercise.

6.7

Save for any right determined by reference to a date preceding the date on which Shares are issued, Shares issued on the exercise of an Option shall rank equally with the Shares then in issue. Shares transferred on the exercise of an Option will be transferred without the benefit of any rights attaching to them by reference to a record date preceding the date of exercise.

6.8

An Option Holder to whom Shares are issued or transferred on the exercise of an Option shall be bound by the Company’s articles of association as they apply to such Shares and if required to do so by the Board, shall enter into a deed of adherence pursuant to any shareholders’ agreement relating to the Company.

7.	Release of Options

7.1	The provisions of Part 6, Schedule 5 shall apply in relation to Company Reorganisations.

7.2

If a Company Reorganisation occurs the Option Holder may, by an agreement in writing with the acquiring company, release his rights under the Option in consideration of the grant to the Option Holder of rights which are equivalent but relate to the acquiring company’s shares, such rights to be comprised in a replacement option in relation to which the following conditions must be satisfied:

(a)	it is granted within the appropriate period under paragraph 42, Schedule 5; and

(b)	the qualifying requirements under paragraph 43, Schedule 5 are satisfied.

7.3	If the rights under the Option are released by the Option Holder under rule 7.2 the occurrence of the Company Reorganisation shall not be an event triggering the exercise of the Option under rule 5.4.

8.	Adjustment of Options

In the event of any capitalisation or offer by way of rights (including an open offer) or on any consolidation, sub-division, reduction or other variation of the capital of the Company, the number of Shares subject to the Option and the Exercise Price may be adjusted in such manner as the Board, on a fair and reasonable basis, may deem appropriate. Notice of any such adjustments shall be given to the Option Holder by the Company.

9.	Taxation

9.1	The provisions of Taxes Act shall apply to give relief from income tax in respect of the grant or exercise of an Option.

9.2

Notwithstanding rule 9.1, if a disqualifying event (within the meaning of sections 533 to 539, Taxes Act) occurs before an Option is exercised, and the Option is not exercised within 90 days of that event, the gain realised by the subsequent exercise of the Option shall be subject to tax in accordance with section 532, Taxes Act.

9.3	An Option Holder shall be accountable for any Income Tax Liability and Employee’s Contributions chargeable on any assessable income deriving from:

(a)	the grant or exercise of, or other dealing in, any Option held by him,

(b)	the acquisition, holding or disposal of any Shares acquired on exercise of any Option held by him; and

(c)

any action, event or thing done or omitted to be done following the Option Holder’s acquisition of the Shares acquired on exercise of any Option held by him which directly or indirectly gives rise to a liability under the Taxes Act in respect of the Shares (including the entering into of an election under section 431 of the Taxes Act).

9.4

In respect of such assessable income the Option Holder shall indemnify the Company and (at the direction of the Company) any Group Company which is or may be treated as the employer of the Option Holder in respect of the following (together, the “Tax Liabilities”):

(a)	any Income Tax Liability; and

(b)	any Employee’s Contributions.

For the avoidance of doubt, the Employer’s Contributions shall be borne by the Company.

9.5

Pursuant to the indemnity referred to in rule 9.4, the Option Holder shall make such arrangements as the Company requires to meet the cost of the Tax Liabilities, including at the direction of the Company any of the following:

(a)

making a cash payment of an appropriate amount to the relevant Group Company whether by way of cheque, banker’s draft or deduction from salary in time to enable that Group Company to remit such amount to HM Revenue & Customs before the 14th day following the end of the month in which the event giving rise to the relevant Tax Liabilities occurs; or

(b)

appointing the Company as agent and/or attorney for the sale of sufficient of the Shares acquired pursuant to the exercise of the Option to cover the Tax Liabilities and authorising the payment to the relevant Group Company of the appropriate amount (including all reasonable fees, commissions and expenses incurred by the relevant Company in relation to such Sale) out of the net proceeds of sale of the Shares.

10.	Administration and amendment

10.1	The Scheme shall be administered by the Board acting on behalf of the Company and the Board’s decision on all disputes shall be final.

10.2	Subject to rule 10.3, the Board may at any time amend these Rules in any way it thinks fit.

10.3

No amendment may be made to these Rules if, or to the extent that, in the reasonable opinion of the Board, it would materially abrogate or adversely affect the subsisting rights of an Option Holder as regards an Option granted prior to the amendment being made unless it is made:

(a)

with the written consent of the number of Option Holders that hold Options under the Scheme to acquire more than 50% of the Shares which would be delivered if all Options granted and subsisting under the Scheme were exercised (ignoring any conditions which may be attached to their exercise); or

(b)	by a resolution at a meeting of Option Holders passed by not less than 50% of the Option Holders who attend and vote either in person or by proxy.

10.4	The Board shall have power from time to time to make and vary such rules (not being inconsistent with these rules) for the implementation and administration of this Scheme as it may think fit.

11.	General

11.1

The Company shall at all times keep available sufficient authorised and unissued Shares to satisfy the exercise to the full extent still possible of any Options (excluding those the exercise of which is to be satisfied by the transfer of existing Shares) taking account of any other obligations of the Company to issue new Ordinary Shares or shall otherwise ensure that Shares are available for transfer to satisfy the exercise of any Option.

11.2

Any notice or other communication under or in connection with these Rules may be given to the Option Holder either personally or by electronic mail or post and/or to the Company either personally or by electronic mail (with a report of receipt), post or by fax. Items sent by electronic mail shall be deemed to have been received at the time specified in the report of receipt returned to the sender. Items sent by post should be first class prepaid and shall be deemed to have been received 48 hours after posting. Items sent by fax shall be deemed to have been received on the day that they are sent.

11.3

The terms of employment of an Option Holder shall not be affected in any way by his participation in the Scheme which shall not form part of such terms (either expressly or impliedly) nor in any way entitle him to take into account such participation in calculating any compensation or damages on the termination of his employment for whatever reason (whether lawful or unlawful) which might otherwise be payable to him, and the Option Holder’s terms of employment shall be deemed to be varied accordingly.

11.4

This Scheme is entirely discretionary and may be suspended or terminated by the Company at any time. Such suspension or termination will not affect any Options granted under the Scheme to the extent that they are subsisting at the date of such suspension or termination. The grant of an Option is likewise entirely discretionary and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options. All determinations with respect to future grants will be at the sole discretion of the Company. Rights under the Scheme are not pensionable

11.5	The costs of introducing and administering this Scheme shall be borne by the Company.

11.6

Subject to applicable law, the Company and any Group Company may enter into arrangements (including the payment of money or making of loans) with any person on such terms as it thinks fit whereby, on the exercise of an Option, existing Shares may be transferred to an Option Holder in satisfaction of his rights under this Scheme.

11.7

Nothing in these Rules shall be taken to impose any restriction or limitation on the exercise by the members of the Company of their rights to make any alteration to the articles of association of the Company or the share capital of the Company.

11.8

In the event that Shares are listed on the Alternative Investment Market or the Official List of the London Stock Exchange, the Company shall apply to the London Stock Exchange for any shares issued on the exercise of any Option to be listed on the Alternative Investment Market or the Official List as appropriate.

11.9

The Option Holder shall have no recourse of any kind against the Company (or any Group Company) if the incentives and tax reliefs provided by the Taxes Act and/or Part 4, Schedule 7D to TCGA are not available in respect of any EMI Option for whatever reason.

11.10

The Board may adopt appendices to this Scheme which shall provide for the grant of unapproved options to employees who are not at the relevant time eligible to participate in the EMI scheme or who are not resident for tax purposes in the United Kingdom, subject to such modifications as the Board considers appropriate to take account of local tax, exchange control, securities laws or other regulatory requirements.

11.11

The Option Holder, by accepting the Option, consents to the collection, use and transfer, in electronic or other form, of personal data (“Data”) that is necessary to facilitate the implementation, administration and management of the Scheme. The Company may, for the purpose of implementing, administering and managing the Scheme, hold certain personal information about the Option Holder, including, but not limited to, the Option Holder’s name, home address and telephone number, date of birth, national insurance number or other identification number, salary, nationality, job title and details of all awards or entitlement to options that may be granted under the Scheme. The Option Holder further consents to the transfer of the Data to any third parties assisting in the implementation, administration and management of the Scheme, including any broker with whom the Shares that may be issued on exercise of the Option may be deposited, and that these recipients may be located in the UK or elsewhere. The Option Holder, by accepting the Option, waives any data privacy rights he may have with respect to the Data and authorises the Company and its agents to store and transmit such information in electronic form

11.12

The Scheme and any dispute, claim or obligation arising out of or in connection with it, its subject matter or formation (whether contractual or non-contractual) shall be governed by English law. The Option Holder and the Company irrevocably agree that the English courts shall have exclusive jurisdiction to settle any dispute or claim (whether contractual or non-contractual) arising out of or in connection with this Scheme, its subject matter or formation.

Letter Notifying Grant

[to be typed onto Company letterhead]

•[Name]

•[Address]

•[Date]

Dear [ Name •]

Aegle Care (Holdings) Limited EMI Option Scheme

I am pleased to inform you that the Board has granted you an option over ● ordinary shares in the Company (the “Option”) in accordance with the Aegle Care (Holdings) Limited EMI Option Scheme (the “Scheme”).

You will find enclosed with this letter:

•	A copy of the Scheme Rules;

•	Option certificate (which contains an EMI working hours declaration) for execution and return;

•	Form of exercise.

The option certificate is the written agreement between the Company and you in relation to the Option. We enclose two copies of the option certificate – please complete the working hours declaration and sign both, and then return one signed certificate to the Company and hold the other on your records.

By executing the certificate you are agreeing to be bound by the Scheme Rules so please read them carefully. Your attention is drawn in particular to rule 5 which sets out the dates upon which your Option vests.

Taxation

Your Option has been granted under an Enterprise Management Incentive (EMI) Scheme which meets certain conditions set down by HM Revenue & Customs. This means that when you exercise your Option you will not have to pay income tax and/or employees’ national insurance contributions unless the Option has been granted at a discount to market value or otherwise does not comply with the EMI rules.

The exercise price of your Option has been set at a value that may be at a discount to the current market value of a share in the Company. This means that when you exercise your Option, there will be a charge to income tax and, if the shares are readily convertible assets (“RCA”) at exercise employees’ national insurance contributions, but limited to the difference between the exercise price you pay to exercise your Option and the market value at the grant of the option of each share that you acquire. If the shares are not RCA at exercise, income tax only will be payable on the discount under self- assessment. If the shares are RCA, you will need to make arrangements for reimbursement of the tax and, if applicable, employee’s primary Class 1 national insurance that your employer will become liable to deduct through the PAYE system and pay to HM Revenue & Customs on your behalf.

The shares under Option are subject to certain restrictions as set out in the Company’s articles of association enclosed with the option certificate. Exercise of your option will be conditional on your entering into a joint section 431, Taxes Act election (electing that the market value of the shares acquired on exercise of the Option be calculated as if the shares were not restricted securities) with your employer. You will be asked to sign this form when you exercise your Option.

When you sell the shares, any sale proceeds may be subject to capital gains tax. It will be your responsibility to report and pay any capital gains tax to HM Revenue & Customs as required.

Yours sincerely

For and on behalf of
Aegle Care (Holdings) Limited

Share Option Certificate

Aegle Care (Holdings) Limited EMI Option Scheme

Date of Grant	Exercise Price per Share	Number of Shares
●[Insert date second party signs]	●	●

This is to certify that
of

has been granted an Option to acquire ● ordinary shares in the Company at the exercise price shown above under the Rules of the Aegle Care (Holdings) Limited EMI Option Scheme.

The Option is granted as an enterprise management incentive (EMI) option under the provisions of Schedule 5, Income Tax (Earnings and Pensions) Act 2003.

The Option is exercisable in accordance with the Rules of the Scheme. In particular, [the Option is exercisable only if the conditions and performance target set out in the attached schedule have been satisfied and] the right to exercise the Option shall vest in normal circumstances according to the Vesting Schedule below.

Date	Vesting percentage

12 months after Date of Grant	25% of Shares under Option

24 months after Date of Grant	25% of Shares under Option

36 months after Date of Grant	25% of Shares under Option

48 months after Date of Grant	25% of Shares under Option

In this Vesting Schedule the phrase “Shares under Option” shall refer to the total number of Shares under Option at the Date of Grant.

The Shares under Option are subject to certain restrictions as set out in the Company’s articles of association, a copy of which is available from the company secretary.

Employee Working Time Declaration

By signing this option certificate, I declare that I work for the company whose shares are the subject of this option or for a subsidiary of that company for at least: (tick one box only)

25 hours a week	☐	75% of my working time	☐

Tax treatment

The tax treatment of the Option will depend on a number of factors, and if you are unsure about such treatment you are advised to take your own independent financial advice from an appropriately qualified professional adviser. You should be aware that if the rules for EMI options are not met, a gain made on the exercise of the Option may be liable to income tax and employees’ national insurance contributions. You should also be aware that the exercise price per share has been set at a price that may be lower than the current market value of a share in the Company with the result that when you exercise any part of your Option, you will pay income tax (and, if applicable, employees’ national insurance contributions) on the difference. Where any income tax and employees’ national insurance contributions are payable through the PAYE system, you will be required to indemnify the Company and all its subsidiaries for such liabilities under the rules of the Scheme. Capital gains tax (CGT) may also become payable on eventual disposal of the ordinary shares acquired and any such CGT liability will be for your own account.

This Agreement is executed by the Company and the Option Holder as a deed and delivered on the date shown above

Executed as a deed	)
by Aegle Care (Holdings))
Limited	)
acting by [name], a director	)
in the presence of:	)

Director

Signature of witness:

Name:

Address:

Occupation

Executed as a Deed	)
by ●	)
in the presence of	)

Signature of witness:

Name:

Address:

Occupation:

Notes

(1)	The Option is not transferable, and will lapse on any transfer, assignment, charge or other disposal.
(2)	A copy of the rules of the Scheme is available from the Company Secretary.
(3)	Your employer will retain the signed working time declaration on its records and, if requested by HMRC, provide it to HMRC.

THIS CERTIFICATE IS IMPORTANT AND SHOULD BE KEPT IN A SAFE PLACE

Form of Exercise

Aegle Care (Holdings) Limited EMI Option Scheme

To:	The Company Secretary

Aegle Care (Holdings) Limited

I wish to exercise the Option in respect of ● ordinary shares (“Shares”) comprised in the enclosed option certificate.

I enclose a cheque for $● in favour of Aegle Care (Holdings) Limited (the “Company”) as payment in full of the exercise price of $● per share.

I apply for the number of Shares specified above and request you to arrange the registration of them in my name subject to the memorandum and articles of association of the Company.

I agree:

(a)	to indemnify the Company and any of its subsidiaries in respect of any Tax Liabilities (as defined in rule 9.4 of the Scheme); and

(b)

that the issue of these Shares to me is conditional on my first making arrangements to the satisfaction of the Company to discharge the Tax Liabilities pursuant to such indemnity and, if required by the Board, entering into a section 431 election.

Signed:                                                 Date:

Name:

Address:

                                                                 Postcode: